Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:

April 22, 2013	Frank D. Martz
Group Senior Vice President of
Operations and Secretary
(724) 758-5584

ESB FINANCIAL CORPORATION AUTHORIZES AN ADDITIONAL
 STOCK REPURCHASE PROGRAM OF UP TO 880,000 SHARES

Ellwood City, Pennsylvania. ESB Financial Corporation (Nasdaq: ESBF) announced that the Company’s Board of Directors has authorized a repurchase program for the repurchase of up to 880,000 shares, or five percent, of the Company’s outstanding common stock following the recently declared six-for-five stock split to be paid on May 17, 2013 to stockholders of record at the close of business on May 3, 2013. The new plan will begin upon the completion of the existing plan, which has approximately 3,272 shares remaining for repurchase.

Repurchases are authorized to be made by the Company from time to time in open-market or privately-negotiated transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company’s stock benefit plans.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The ongoing repurchase program reflects management’s belief that the current price of the Company’s common stock does not adequately reflect the Company’s long-term business and earnings prospects. The Company is fortunate to have the financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects.”

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The Nasdaq Stock Market under the symbol “ESBF”. We make available on our website, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our website.